Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of the capital stock of ProMIS Neurosciences Inc. (the "Company") is intended as a summary only and therefore is not a complete description of the Company’s capital stock. This description is based upon, and is qualified by reference to, the Articles of the Company, as amended (the "Articles''), and its Bylaws, as amended (the "Bylaws", together with the Articles, the "Constating Documents''), which are filed as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.4 is a part.

General

The Company's authorized share capital consists of an unlimited number of common shares, no par value (the "Common Shares"), and an unlimited number of preferred shares, no par value, issuable in series (the "Preferred Shares").

Common Shares

Voting Rights

The holders of Common Shares shall be entitled to receive notice of all meetings of shareholders, and to attend, vote and speak at such meetings, except those meetings at which only holders of another specified class or series of shares of the Company are entitled to vote separately as a class or series. A quorum for a meeting of Shareholders shall be two shareholders, or two proxyholders representing shareholders, or any combination thereof, holding not less than thirty-three and one-third percent (33 1/3%) of the issued shares entitled to be voted at the meeting. On all matters upon which holders of shares are entitled to vote, each Common Share is entitled to one vote per Common Share. Unless a different majority is required by law or the Constating Documents, resolutions to be approved by holders of shares require approval by a simple majority of the total number of votes of all shares cast at a meeting of Shareholders at which a quorum is present.

Dividend Rights

There are no restrictions in the Company's Articles or elsewhere, which would prevent the Company from paying dividends. No dividends have been declared or paid on the Common Shares of the Company in the last five fiscal years, and it is not expected that dividends will be declared or paid in the immediate or foreseeable future. Consequently, to date there have been no distributions made by the Company. The policy of the Board of Directors of the Company (the "Board") is to reinvest all available funds in operations. The Board will reassess this policy from time to time. Any decision to pay dividends on the Common Shares of the Company will be made by the Board based on the assessment of, among other factors, earnings, capital requirements and the operating and financial condition of the Company, subject to any rights of the holders of Preferred Shares.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of the Company's assets for the purpose of winding up the Company's affairs, after the payment of dividends declared but unpaid, the holders of Common Shares shall be entitled pari passu to receive any remaining property of the Company.

Preemptive, Redemption and Other Rights

Holders of Common Shares do not have any preemptive, conversion, sinking fund or redemption rights. The rights, preferences and privileges of the holders of the Company's Common Shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of the Company's Preferred Shares that currently exist or that we may designate and issue in the future.

Preferred Shares

The Preferred Shares of the Company may be issued in one or more series and the directors are authorized to fix the number of Preferred Shares in each series and to determine the designation, rights, privileges, restrictions and conditions attached to the Preferred Shares of each series. The special rights or restrictions which the directors may create, define or attach to any series of Preferred Shares may allow the directors to declare dividends with respect to the Common Shares only or with respect to any series of Preferred Shares only or with respect to any combination of two or more such classes or series of classes. Where Preferred Shares or one or more series of Preferred Shares are entitled to cumulative dividends, and where cumulative dividends in respect of the Preferred Shares or a series of Preferred Shares are not paid in full, the shares of all series of Preferred Shares entitled to cumulative dividends shall participate ratably in respect of accumulated dividends in accordance with the amounts that would be payable on those shares if all the accumulated dividends were pain in full.

The Company does not currently have any outstanding Preferred Shares.

Registration Rights

Certain of the Company's holders are entitled to piggyback registration rights provided under the terms of a registration rights agreement between the Company and certain holders of the Company's Common Shares, entered into in connection with PIPE Offerings to effect the filing of resale Registration Statements. We are not required to register any securities pursuant to such registration rights agreement if such shares are eligible for resale pursuant to Rule 144 or that are the subject of a then-effective registration statement.

Anti-Takeover effects of the Company's Constating Documents

Provisions of the Company's Constating Documents and the Business Corporations Act (Ontario) (the "OBCA") may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their Common Shares, and may also frustrate or prevent any attempt by shareholders to change the direction or management. For example, these provisions:

●	require a 66 2/3% majority of shareholder votes cast in favor of a resolution to effect various amendments to the articles;
●	require that in the event of shareholders of the Company vote via written resolution, that such resolution must be signed by all shareholders of the Company entitled to vote on that resolution;
●	establish advance notice requirements for nominations for election to the Board at any annual or special meeting of shareholders of the Company; and
●	any transaction in which a third party seeks to acquire the Company's voting securities or equity securities that would result in the acquiror holding greater than 20% of the securities of that class may be governed by NI 62-104 promulgated by the Canadian Securities Administrators ("CSA"), as more fully described below.

Advance Notice Requirements

Under our advance notice provisions in our Bylaws, a shareholder wishing to nominate a director would be required to provide the Company with notice, in a prescribed form and within prescribed time periods. These time periods include, (1) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided that if the first public announcement of the date of the annual meeting of shareholders, which we refer to as the notice date, is less than 40 days before the meeting date, not later than the close of business on the 10th day following the notice date, and (2) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the notice date.

Takeover Bid Provisions of Canadian Securities Law

All provinces of Canada have adopted NI 62-104 and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally. The CSA have also issued National Policy 62-203 entitled “Take-Over Bids and Issuer Bids” (the “National Policy”) which contains regulatory guidance on the interpretation and application of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies.

A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in such province, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, or any other person acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions.

Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of”, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release.

In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. Any change in material fact in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% of more of the outstanding securities of the class.

Related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs. For additional information on Shareholder Nominations and Proposals, Amendments to Constating Documents, Votes on Mergers, Consolidations and Sales of Assets, Transactions with Directors and Officers and other provisions, please see the section below entitled “Comparison of Canadian and Delaware Law.”

Comparison of Canadian Law and Delaware Law

There are significant differences between the OBCA and the Delaware General Corporate Law (the "DGCL") which governs companies incorporated in the State of Delaware, including:

Delaware	Canada
Capital Structure

Under the DGCL, the certificate of incorporation must set forth the total number of shares of stock which the corporation shall have authority to issue and the par value of each of such shares, or a statement that the shares are to be without par value.

Under the OBCA, the articles of incorporation may but are not required to set forth the maximum number of shares that the corporation is authorized to issue.
Dividends

The DGCL generally provides that, subject to certain restrictions, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of the corporation's surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further, the holders of preferred or special stock of any class or series may be entitled to receive dividends at such rates, on such conditions and at such times as stated in the certificate of incorporation.

Under the OBCA, dividends may be declared on the common shares at the discretion of the board of directors. Any dividends declared shall be subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

Dividends may not be declared if there are reasonable grounds for believing that the corporation is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Number and Election of Directors

Under the DGCL, the board of directors must consist of at least one person, and the number of directors is generally fixed by, or in the manner provided in, the by laws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The board of directors may be divided into three classes of directors, with one-third of each class subject to election by the stockholder each year after such classification becomes effective.

Under the OBCA, an offering corporation shall have no fewer than three individuals on the board of directors and at least one third shall not be officers or employees of the corporation or its affiliates. The articles of incorporation will commonly set out the number of initial directors and, if applicable, the minimum and maximum number of directors of the corporation. The shareholders may amend the articles to increase or decrease the number of directors or the minimum or maximum number of directors.

In the case of an offering corporation, shareholders may by ordinary resolution elect directors to hold office for a term ending not later than the close of the third annual meeting of shareholders following the election. A director that is not elected for an expressly stated term shall cease to hold office at the close of the first annual meeting of shareholders following his or her election.

Delaware	Canada
Removal of Directors

Under the DGCL, any or all directors may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors unless the certificate of incorporation otherwise provides or in certain other circumstances if the corporation has cumulative voting.

Under the OBCA, the shareholders of a corporation may by ordinary resolution remove any director or directors from office. If the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Vacancies on the Board of Directors

Under  the  DGCL,  vacancies  and  newly  created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the OBCA, vacancies on the board may be filled by a quorum of directors, except a vacancy resulting from an increase in the number of directors (otherwise than in accordance with the provisions under the OBCA on the appointment of directors subsequent to an annual meeting) or the maximum number of directors or a failure to elect the number directors required to be elected at any meeting of shareholders.

If there is not a quorum of directors or if there has been a failure to elect the number of directors required by the articles or by the OBCA, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

Qualifications of Directors
Under the DGCL, directors are not required to be residents of Delaware or the United States. The certificate of incorporation or by-laws may prescribe other qualifications for directors.	Under the OBCA, there is no residency requirement for directors. The articles of incorporation may prescribe other qualifications for directors.
Board of Director Quorum and Vote Requirements

Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate or by-laws require a greater number. The by-laws may lower the number required for a quorum to one-third the number of directors, but no less.

Under the OBCA, subject to the articles or by-laws, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors. Where a corporation has fewer than three directors, all directors must be present at any meeting of directors to constitute a quorum. Subject to the articles or by-laws, where there is at least one vacancy in the board of directors, the remaining directors may exercise all the powers of the board so long as a quorum of the board remains in office.

Delaware	Canada
Transactions with Directors and Officers

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director's or officer's votes are counted for such purpose, if (i) the material facts as to the director's or officer's interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum (ii) the material facts as to the director's or officer's interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Under the OBCA, a director or an officer of a corporation who (i) is a party to a material contract or transaction or proposed material contract or transaction with the corporation; or (ii) is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest.

Directors with a conflict of interest shall not attend any part of a meeting of directors during which that particular contract or transaction is discussed and shall not vote on any resolution to approve the contract or transaction unless the contract or transaction is one relating primarily to his or her remuneration as a director of the corporation or an affiliate, one for indemnity or insurance under the OBCA or one with an affiliate.

Limitation on Liability of Directors and Officers

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for a breach of the director's or officer’s fiduciary duty as a director or officer, except for liability:

●for breach of the director's or officer’s duty of loyalty to the corporation or its stockholders;
●for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
●for directors, under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions; or
●for any transaction from which the director or officer derived an improper personal benefit.

No provision in a contract, the articles, the by-laws or a resolution may relieve a director or officer from the duty to act in accordance with the OBCA or the regulations or relieve him or her from liability for a breach thereof.

Delaware	Canada
Indemnification of Directors and Officers

Under the DGCL, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

●acted in good faith and in a manner he or she reasonably believed to be;
●in or not opposed to the best interests of the corporation;
●or, in some circumstances, at least not opposed to its best interests; and
●in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL permits indemnification for derivative suits against expenses (including legal fees) if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and only if the person is not found liable, unless a court determines the person is fairly and reasonably entitled to the indemnification.

Under the OBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

A corporation shall not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation (or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request); and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

An individual is entitled to indemnification if he or she fulfills the conditions above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The OBCA also permits indemnification for derivative suits with the approval of the court.

Call and Notice of Stockholder Meetings

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation's certificate of incorporation or by-laws.

If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

Under the OBCA, the directors are required to call an annual meeting of shareholders not later than 18 months after the corporation comes into existence, and subsequently, not later than 15 months after holding the last preceding annual meeting.

Subject to the articles and any unanimous shareholder agreement, a meeting of shareholders shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at the place where the registered office of the corporation is located. A meeting held by telephone or electronic means shall be deemed to be held at the place where the registered office of the corporation is located.

The directors may at any time call a special meeting of the shareholders. The holders of not less than five per cent of the issued shares of a corporation that carry the right to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Delaware	Canada
Stockholder Action by Written Consent
Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation's certificate of incorporation.	Under the OBCA, shareholders may act by written resolution signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders.
Stockholder Nominations and Proposals
Under the DGCL, the by-laws of a corporation may include provisions respecting the nomination of directors or proposals by stockholders, including requirements for advance notice to the corporation.

Under the OBCA, a registered holder or beneficial owner of shares that are entitled to be voted at a meeting of shareholders may submit to the corporation notice of any matter that the person proposes to raise at the meeting (a “proposal”) and discuss at the meeting any matter in respect of which the registered holder or beneficial owner would have been entitled to submit a proposal.  However, the by-laws of a corporation may include requirements for advance notice to the corporation.

A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five per cent of the shares or five per cent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented. This does not preclude nominations made at a meeting of shareholders.

Stockholder Quorum and Vote Requirements

Under the DGCL, quorum for a stock corporation is a majority of the shares entitled to vote at the meeting unless the certificate of incorporation or bylaws specify a different quorum, but in no event may a quorum be less than one-third of the shares entitled to vote. Unless the DGCL, certificate of incorporation or by-laws provide for a greater vote, generally the required vote under the DGCL is a majority of the shares present in person or represented by proxy, except for the election of directors which requires a plurality of the votes cast.

Unless the by-laws otherwise provide, under the OBCA, the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for a meeting of shareholders.

Unless the OBCA, articles of incorporation or a unanimous shareholder agreement provide for a greater number of votes, generally the required votes under the OBCA is a majority of the votes cast by the shareholders who voted in respect of that resolution.

Delaware	Canada
Amendment of Governing Instrument

Amendment of Certificate of Incorporation. Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Amendment of By-laws.

Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal by-laws shall be vested in the stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, provide that by laws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the by-laws.

Amendment to Articles of Incorporation. Under the OBCA, a corporation may amend its articles to add, change, or remove any provision permitted by the OBCA to be, or that is, set out in its articles. A registered holder or a beneficial owner of shares that are entitled to be voted at an annual meeting of shareholders may also make a proposal to amend the articles.

Generally, under the OBCA, an amendment to the articles requires approval by special resolution of the shareholders. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on that resolution.

The holders of the shares of a class or a series (if such series is affected by an amendment in a manner different from other shares of the same class) are entitled to vote separately as a class or series on an amendment to the articles if such amendment would have certain consequences in respect of that such class or series, including increasing or decreasing the number of shares of such class, creating a new class or series equal or superior to such class or series or changing the rights, privileges, restrictions or conditions attached to such class or series.

Amendment to By-Laws.

Under the OBCA, a registered holder or a beneficial owner of shares that are entitled to be voted at a meeting of shareholders may make a proposal to make, amend or repeal a by-law. Unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation. The directors shall then submit such by-law, or amendment or repeal of such by-law, to the shareholders at the next meeting of shareholders, and the shareholders may, by ordinary resolution, confirm, reject or amend the by-law, amendment or repeal.

Votes on Mergers, Consolidations and Sales ofAssets

The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Under the OBCA, the adoption of an amalgamation agreement requires approval by special resolution of the shareholders of each amalgamating corporation by special resolution of the holders of the shares of each class or series entitled to vote thereon. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on that resolution.

Dissenter's Rights of Appraisal

Under  the  DGCL, a stockholder  of  a  Delaware corporation generally has the right to dissent from and request payment for the stockholders shares upon a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or

Under the OBCA, a shareholder may dissent from a transaction and obtain a right of appraisal when the corporation resolves to:

a)
amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that

consolidation.However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

class;

b)
amend its articles to add, change or remove any restriction on the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;
c)
amalgamate with another corporation;
d)
be continued under the laws of another jurisdiction, the Co-operative Corporations Act or the Not-for-Profit Corporations Act, 2010; or
e)
sell, lease or exchange all or substantially all its property.

Further, the holders of a class or series of shares entitled to vote as a separate class on an amendment to the articles of incorporation may dissent from such amendment (with certain exceptions, including where the amendments involve certain changes to such class or series where the articles provide that the holders of shares of such class or series are not entitled to dissent). This right to dissent applies even if there is only one class of shares.

A shareholder asserting dissent rights is entitled, subject to specified procedural requirements, including sending a written objection to the resolution and providing sufficient notice, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted. A corporation shall not make a payment to a dissenting shareholder if there are reasonable grounds for believing that, (i) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or (ii) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Where a corporation fails to make a written offer of payment or a notification that it is unable to lawfully offer payment to the dissenting shareholder, or the dissenting shareholder fails to accept an offer, the corporation or the dissenting shareholder, as the case may be, may apply to a court to fix a fair value for the shares. The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Delaware	Canada
Anti-Takeover and Ownership Provisions

Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with a holder of 15% or more of the corporation's voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an interested stockholder.

The OBCA contains no restriction on adoption of a shareholder rights plan. The OBCA does not restrict related party transactions; however, in Ontario, takeover bids and related party transactions are addressed in through the provincial securities legislation and policies.

Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, upon written demand, inspect the corporation’s books and records during business hours for a proper purpose and may make copies and extracts therefrom.

Under the OBCA, registered holders of shares, beneficial owners and creditors of a corporation, their agents and legal representatives may examine the records of the corporation, other than a register of individuals with significant control over the corporation, during the usual business hours of the corporation, and may take extracts from those records, free of charge, and, if the corporation is a offering corporation, any other person may do so upon payment of a reasonable fee.

Delaware	Canada
Derivative Actions

Under the DGCL, a stockholder may bring a derivative action on behalf of a corporation to enforce the corporation's rights if he or she was a stockholder at the time of the transaction which is the subject of the action. Additionally, under Delaware case law, a stockholder must have owned stock in the corporation continuously until and throughout the litigation to maintain a derivative action. Delaware law also requires that, before commencing a derivative action, a stockholder must make a demand on the directors of the corporation to assert the claim, unless such demand would be futile. A stockholder also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the OBCA, a “complainant”, which includes a current or former registered holder or beneficial owner of a security of a corporation or any of its affiliates, a current or former director or officer of a corporation or any of its affiliates and any other person who, in the discretion of the court, is a proper person to do so, may make an application to the court to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate (a “derivative action”).

No derivative action may be brought unless the complainant has given fourteen days’ notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court to bring a derivative action and the court is satisfied that (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

In connection with a derivative action, the court may make any order it thinks fit, including an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action

Transfer Agent and Registrar

The transfer agent and registrar for the Company's common shares is Computershare Trust Company of Canada and Computershare Trust Company, N.A. The transfer agent and registrar's address in the United States is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

The Nasdaq Capital Market

The Company's Common Shares are listed on Nasdaq under the symbol "PMN."